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                                                                    EXHIBIT 10.9

[LETTERHEAD OF MERCATOR SOFTWARE]

                                      DRAFT
                (pending approval of the Compensation Committee)

September 13, 2001

Ms. Jill Donohoe
205 West Newton St., Apt. 2
Boston, MA 02116

Dear Jill:

      On behalf of Mercator Software, I am pleased to extend an offer of employment to you as Senior Vice President, Global Alliances & Corporate Development. Your responsibilities shall include the global alliances, corporate development and business strategy relating to the transactional growth and development opportunities for the Company on a worldwide basis. Your first day of employment will commence on or before October 16, 2001. In addition to this global role, you will be a key member of Mercator's Operating Committee. Following are details of our offer to you.

1. Position. You will start in a full-time position as Senior Vice President, Global Alliances and Corporate Development reporting to Roy King, Chairman & CEO. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from entering employment with or performing your duties for the Company.

2. Compensation and Employee Benefits. You will be paid a starting salary at the rate of $225,000 annually, subject to an annual compensation review each year beginning February 1, 2002, and payable in accordance with the Company's standard payroll schedule. We will also offer you the opportunity to participate in the Company's annual incentive bonus plan, under which you will be eligible to earn, at par, a bonus of 100% of your base salary. The bonus payout is based upon corporate and business unit performance and individual contribution in meeting our objectives. The payout range is zero to 300%. Your 2001 bonus is guaranteed to be no less than 100% of the pro-rated at par amount. It will be payable in January of following year, consistent with when other executives at this level are paid. In addition, your 2002 bonus is guaranteed to be no less than 50% of the at par amount. As a senior executive of the Company, your will be eligible to participate in the company-sponsored benefits that the Company makes available to senior executives (e.g., health insurance, dental insurance, etc.)

3. Options. You will be granted 250,000 options upon joining the company with an exercise price equal to the fair market value on the date of hire. Upon your start date, 62,500 options will vest immediately, with the remainder vesting quarterly over a four year period.
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Upon a change of control of Mercator, Fifty (50%) percent of your outstanding unvested stock options will vest and become immediately exercisable. A change of control will be defined as the Acquisition, merger, dissolution, liquidation, consolidation or sale of all or substantially all of the assets of the company. The options that you acquire shall be subject to the terms and conditions of the relevant stock option plan and stock option agreement and other related agreements to be entered into by and between you and the Company. In the event your employment is terminated by death or disability, options to be vested within (6) months of your death or disability will be vested and be exercisable for the balance of their original term.

4. Sign-On Bonus. You will be given a sign-on bonus of $100,000 payable in two equal installments, $50,000 within the first month of employment and $50,000 by the end of January, 2002.

5. Vacation. You will be entitled to four weeks vacation, in addition to scheduled company holidays.

6. Life Insurance. As an executive within the company, you will be entitled to receive term life insurance as offered in our employee benefit package.

7. Severance. If you are terminated for any reason other than for cause, you will be entitled to twelve months' salary payable biweekly. In addition, executive benefits for medical insurance and other executive perquisites will be provided for twelve months or until available from another employer, whichever occurs first. Cause means: (i) your conviction of a felony; (ii) your willful neglect of your obligations and duties hereunder, which neglect you fail to remedy within ten days after written demand from Mercator; or (iii) you willfully engage in conduct demonstrably and materially injurious to Mercator, momentarily or otherwise, and fail to remedy such conduct within ten days after receipt of Notice thereof from Mercator. For the purpose of this clause, no act, or failure to act, on your part shall be deemed willful unless done, or omitted to be done, by you in good faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of Mercator.

You shall have the right to terminate your employment under this agreement by Notice within thirty days of the concurrence of Good Reason. "Good Reason" means, without your consent, the occurrence of the following: (i) a significant diminution of, or the assignment to you of any duties inconsistent with your title, status, duties or responsibilities specified in the introductory paragraph hereof; (ii) a reduction by Mercator in your annual base salary or target bonus; (iii) the failure of Mercator to obtain the written assumption of this Agreement by any successor within thirty days after a merger, consolidation, sale or a Change of Control as defined above.

If your employment is terminated for "good reason" as defined in the paragraph above, or there is a change of control of the Company as defined in paragraph 3 herein, and within one year following this change of control, your are constructively terminated as defined in this agreement, Mercator, or its successor, shall pay you twelve (12) months of base salary in accordance with the Company's usual payroll practices. In addition, executive benefits for medical insurance and other executive perquisites will be provided for twelve months or until available from another employer, whichever occurs first.
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8. Employment Relationship. The term of your employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause with 30 days notice. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company.

9. Withholding Taxes. All amounts of compensation referred to in this letter are subject to reduction by the Company to meet all applicable withholding and payroll tax requirements.

10. ConditIons of Employment. Upon joining Mercator, you will be required to sign the enclosed Conditions of Employment agreement that includes non-disclosure and non-compete clauses which set forth conditions relating to the security and protection of the Company's trade secrets. In addition, you will be required to comply with and periodically sign a certification of compliance with Mercator's Insider Trading Policy.

11. Entire Agreement. This letter supercedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.

      We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the line provided below and returning the executed copy to the undersigned. The terms and conditions of this offer will expire on September 12, 2001. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

      I look forward to working with you and having you as a member of my executive team.

      If you have any questions, please call me at (203) 563-1358.

                                              Very truly yours,

                                              MERCATOR SOFTWARE, INC.


                                              /s/ Greg O'Brien

                                              Greg O'Brien
                                              SVP Human Resources


I have read and accept this employment offer:


/s/ Jill Donohoe                                     Date: September 17, 2001
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Signature of Jill Donohoe